Filed Pursuant to Rule 424(b)(7)
A filing fee of $4,660.71, calculated in accordance with
Rule 457(c) and (r), has been transmitted to the SEC
in connection with the offering of common stock pursuant to the registration statement.
Commission File No. 333-131426
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 2006)

3,102,427 Shares

Common Stock

This prospectus supplement relates to the sale by selling stockholders of up to an aggregate of 3,102,427 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus supplement. Our common stock is quoted on the American Stock Exchange under the symbol "KFX." The last reported sale price of our common stock on the American Stock Exchange on May 22, 2006 was $14.39 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4.

We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares. See "Plan of Distribution" beginning on page S-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 26, 2006.

TABLE OF CONTENTS

Prospectus Supplement

Cautionary Statement about Forward-Looking Statements
Prospectus Supplement Summary
Risk Factors
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Available Information
Incorporation of Certain Documents by Reference

Prospectus

Cautionary Statement about Forward-Looking Statements
About this Prospectus
Available Information
Incorporation of Certain Documents by Reference
About KFx Inc.
Use of Proceeds
Risk Factors
Description of Capital Stock
Legal Matters
Experts

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may only be used where it is legal to sell these shares. You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus supplement and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, which could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	general economic and industry conditions;

•	our history of losses, deficits and negative operating cash flows;

•	our substantial capital requirements and dependence on the sale of our equity securities to provide capital to fund our operations;

•	our limited operating history;

•	technical and operational problems at K-Fuel facilities;

•	uncertain market for our K-Fuel products;

•	industry competition;

•	environmental and government regulation;

•	protection and defense of our intellectual property rights;

•	reliance on, and the ability to attract, key personnel;

•	inability to implement our acquisition strategy; and

•	other factors including those discussed in "Risk Factors" in this prospectus supplement, any applicable prospectus and our incorporated documents.

You should keep in mind that any forward-looking statement made by us in this prospectus supplement or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus supplement after the date of this prospectus supplement, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus supplement or elsewhere might not occur.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors, management's discussion and analysis of financial condition and results of operations, and our consolidated financial statements and the notes to those statements included in our incorporated documents. Unless we state otherwise or the context indicates otherwise, references to "KFx," "we," "us" and "our" in this prospectus supplement and the accompanying prospectus refer to KFx Inc. and its subsidiaries. We refer to British Thermal Units as "Btus."

The Company

KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Throughout the United States and internationally, there are abundant reserves of high moisture, low-Btu coals with heat values of less than 9,000 Btus.  However, many coal-fired power generating facilities burn coal that is 11,000 Btus or greater.  The K-Fuel process applies heat and pressure to Powder River Basin coal with a high water content to reduce moisture from approximately 30% in the low-Btu coal to 8% to 12% in the K-Fuel products.  As a result, the heat value is boosted by 30% to 40%, resulting in its increased efficiency for use in power generating facilities.  Further, the K-Fuel process removes a significant amount of impurities from the low-Btu coal allowing for the power generating industry to more economically comply with increasingly stringent air emission standards and environmental regulations.

We have completed construction and are commissioning our Fort Union K-Fuel plant and mine project in Wyoming's Powder River Basin, which is our first commercial plant implementing the K-Fuel process. In December 2005, we completed our first two production runs using feedstock coal with less than 8,000 Btus at the Fort Union plant. The initial production runs resulted in coal that was approximately 11,000 Btus, with a moisture content of between 8% and 12%, meeting our desired specifications for K-Fuel product. Further, the initial product showed a reduction in mercury of approximately 70% from the feedstock coal. Independent testing was performed on 2,000 tons of K-Fuel product in March 2006 and, after processing, the resulting K-Fuel met coal product specifications of approximately 10,200 to 11,100 Btus and 8% to 12% moisture. Further, the testing indicated a 35% to 40% decrease in sulfur dioxide emissions, 14% to 22% decrease in nitrogen oxide emissions and 70% to 75% decrease in mercury emissions. We have also recently completed our 14,400 ton silo at our Fort Union K-Fuel plant.

We were founded in 1984 as a clean coal company focused on developing our K-Fuel process.  We incorporated under the laws of the state of Delaware in 1988.  Our principal executive offices are located at 55 Madison Street, Suite 500, Denver, Colorado 80206, and our telephone number is (303) 293-2992.

Business Strategy

The principal element of our business strategy is to construct additional K-Fuel facilities, thus increasing the production of K-Fuel product, and generating earnings and cash flows.  We plan to focus on the following:

•
Expand Production through the Construction of K-Fuel Facilities.  We intend to construct K-Fuel facilities at coal mine sites to process abundant reserves of cheap subbituminous coal and lignite into K-Fuel products.  We are also exploring the potential for integrating the construction of K-Fuel plants at new and existing power generating facilities.  We have completed our Fort Union K-Fuel plant in the Powder River Basin, and have signed agreements for the development of future K-Fuel plants also located in the Powder River Basin.  We will continue to pursue increased production through investigation of potential sites for the construction of new facilities, both within the Powder River Basin and throughout other coal-producing regions of the United States, focusing on sites that have readily available access to rail and barge transportation.

•
Continue to Pursue Vertical Integration through Acquisitions and Joint Ventures.   We believe we are well-positioned to pursue selected acquisitions and attract industry joint venture partners to continue our vertical integration strategy.  In 2005, we acquired a research and engineering firm focused on thermal process engineering, including the upgrading and processing of coal.  Further, in 2006, we acquired Buckeye Industrial Mining Co., which provides us with established markets, infrastructure, blending facilities, coal supply, and operating cash flow.  We expect to pursue additional acquisitions of companies with coal resources and businesses complementary to our business model and strategy.

•
Enter into Licensing Agreements.  We plan to develop and operate K-Fuel production plants domestically and internationally through the licensing of our K-Fuel technology to third parties.  We believe that there are a number of opportunities to license our technology to operators in other regions that have access to deep-water ports and high moisture, low-Btu coal supplies.

Competitive Strengths

As a result of the following strengths, we believe we are well positioned to execute our business strategy:

•
Technical Expertise.  Our strategic alliance with Lurgi South Africa (Pty) Limited has brought over 70 years of experience in designing and building coal processing plants for the implementation of the K-Fuel process.  In addition to our strategic alliance, we acquired a research and engineering firm focused on thermal process engineering, including the upgrading and processing of coal.

•
Proprietary Process.   Our proprietary commercial beneficiation process affords a number of advantages over competing technologies such as gasification and liquefaction.  The K-Fuel process incorporates proven Lurgi South Africa commercial equipment, which has been utilized in similar applications throughout the world.

•
Favorable Price Differentials and Tax Credits.  We have uniquely positioned ourself in the energy market to capture a potion of the price differential between high- and low-Btu coals.  In addition, we believe IRS Section 45 clean coal production tax credits are available for coal processed in our facilities placed in service prior to January 1, 2009.

•
Lower Emissions and Environmental Benefits.   In addition to the economic advantages associated with capturing the price differential between high- and low-Btu coals, the K-Fuel process removes a significant amount of impurities from the low-Btu coals, assisting the power generating industry to economically comply with increasingly stringent air emission standards and environmental regulations.  Power generating facilities burning K-Fuel should realize lower emissions, and, therefore, experience significant savings as a result of not having to purchase sulfur dioxide, nitrogen oxide and mercury credits.

Recent Developments

Follow-On Common Stock Offering

On February 8, 2006, we sold 7 million shares of common stock at a price to the public of $18.75 per share pursuant to a follow-on common stock offering.  On February 27, 2006, the underwriters exercised in full their over allotment option, purchasing an additional 1.1 million shares of common stock.  Including the over-allotment, the offering totaled 8.1 million shares of common stock at a price of $18.75, resulting in net proceeds of approximately $144.4 million after deducting the underwriting discounts and commissions and estimated offering expenses.  A portion of the proceeds from this offering were used to fund the acquisition of Buckeye. We plan to use the remaining proceeds for new plant facility construction costs, the purchase of a coal-fired boiler and general corporate purposes.

Buckeye Acquisition

On April 3, 2006, we completed our acquisition of Buckeye Industrial Mining Co. from the Keller Group, Inc. The total purchase price for the acquisition of Buckeye Industrial Mining Co. was $37.5 million, consisting of $35.0 million in cash and $2.5 million in our common stock. Buckeye's primary business is to mine, process and sell coal to power generating facilities and industrial users. The acquisition of Buckeye continues our strategy to transition from an energy technology company into an energy production company. We believe the acquisition will add value through access to Buckeye's established markets, infrastructure, and coal reserves. The expected benefits of the acquisition include operating cash flow and the addition of an experienced coal marketing and mining team.

Amendment to Restated Certificate of Incorporation

At our Annual Meeting of Stockholders on May 13, 2006, our stockholders approved an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 120 million to 280 million. This amendment was effective upon filing with the Delaware Secretary of State on May 19, 2006.

The Offering

Common Stock Offered by the Selling Stockholders	3,102,427 shares
Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."
Risk Factors

You should carefully read and consider the information set forth in "Risk Factors" beginning on page S-4 of this prospectus supplement, and additional risks described in the documents we incorporate by reference, before investing in our common stock.

American Stock Exchange Symbol	"KFX"

RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below, which could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results, financial condition and cash flows. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase shares of our common stock.

Business Risks

We have a history of losses, deficits, and negative operating cash flows and will likely continue to incur losses in the future.

We expect to incur operating losses and continued negative cash flows from operations for the foreseeable future.  We have made, and will continue to make, substantial capital and other expenditures before we will have sufficient operating income and cash flow to recover our investments.  We are not able to accurately estimate when, if ever, our operating income will increase sufficiently to cover these investments.  Further, we may not achieve or maintain profitability or generate cash from operations in future periods.  Our working capital (the amount our current assets exceed our current liabilities), accumulated deficit, net loss and cash (used in) provided by operating activities are as follows:

	March 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
	(Dollars in thousands)
Working capital	$153,417	$19,910	$73,603	$21,204
Accumulated deficit	(158,098)	(151,870)	(128,557)	(118,002)
Net loss	6,228	23,313	10,555	8,283
Cash (used in) provided by operating activities	(4,865)	(12,071)	2,042	(8,220)

We have substantial capital requirements and, as a result, we have been and continue to be dependent on sales of our equity securities to fund our operating costs.

As a result of negative cash flows from operations, we have been and continue to be dependent on sales of our equity securities to fund the operating and substantial capital costs associated with our business.  Our business strategy may further increase our needs for additional capital.  Our success is dependent on our ability to utilize existing resources and to generate sufficient cash flows to meet our obligations on a timely basis, to obtain financing or refinancing as may be required, to attain profitability, or a combination thereof.  Depending on our future operations and the conditions of the equity capital markets, we may not be able to continue to raise additional equity capital on terms acceptable to us or at all.  A lack of adequate financing may adversely affect our ability to pursue our business strategy, respond to changing business and economic conditions and competitive pressures, absorb negative operating results and fund our continuing operations, capital expenditures or increased working capital requirements.

We have a limited operating history as an energy solutions company, and our business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

You should consider our business and prospects in light of the risks and difficulties typically encountered by a company with a limited operating history.  The specific risks include whether we will be able to:

•	enter into agreements for the purpose of licensing our K-Fuel technology or building K-Fuel plants;

•	enter into or maintain strategic partnerships with vendors and other parties to maximize our K-Fuel process;

•	raise additional capital;

•	accurately assess potential markets and effectively respond to competitive developments;

•	attract and retain customers for product sales;

•	attract and retain credit-worthy customers;

•	effectively manage expanding operations;

•	successfully market our products;

•	execute our business strategy; and

•	attract and retain key personnel.

We may not be successful in addressing these and other risks.  As a result, our financial condition, results of operations and cash flows may be adversely affected.

Technical and operational problems may adversely impact our ability to operate or develop K-Fuel facilities, resulting in delays in the production of our K-Fuel products.

Problems we may encounter in current and future plants include:

•	construction problems including cost overruns, delays, damage, technical issues, availability of raw material, availability of workers or contractors and weather;

•	unforeseen problems in the commissioning or operation of our current or future plants; and

•	products produced may not meet our specifications or customer requirements.

Our ability to effectively operate and develop K-Fuel facilities may be harmed to the extent these and other technical or operational problems materialize.

Any negative results from the continuing evaluation of K-Fuel produced at our Fort Union plant site or future plant sites by us or third parties could have a material adverse effect on the marketability of K-Fuel and our future prospects.

We and certain third parties are continuing to evaluate K-Fuel produced at test runs conducted at our Fort Union plant site.  There can be no assurance that this evaluation will continue to result in positive findings concerning the moisture content, heat value, emission-levels, burn qualities or other aspects of our K-Fuel product.  Furthermore, even should this initial evaluation indicate that our K-Fuel product performs to design specifications, there can be no assurance that later tests will confirm these preliminary results or that our K-Fuel product will be readily accepted by the market.  The process of introducing K-Fuel into the market may be further delayed if these test results are negative or if potential customers conduct their own tests of the K-Fuel product to determine whether it meets their individual requirements.  If this continuing process of evaluation and market introduction results in negative findings concerning the K-Fuel process, this could have a material adverse effect on the marketability of K-Fuel and on our financial condition, results of operations, cash flows and future prospects.

Due to the uncertain market for, and commercial acceptance of, our K-Fuel products, we may not be able to realize significant revenues from the sale of K-Fuel products.

While we believe that a commercial market will develop both domestically and internationally for cleaner coal products such as K-Fuel, we will face the following risks due to the developing market for our cleaner coal technology:

•	limited pricing information;

•	changes in the price differential between low- and high-Btu coal;

•	unknown costs and methods of transportation for bringing K-Fuel to the market;

•	alternative fuel supplies available at a lower price;

•	available emissions reducing equipment and other technologies;

•	the market viability of K-Fuel; and

•	sufficient market interest for us to continue in business.

If we are unable to develop markets for our K-Fuel products, our ability to generate revenues and profits may be negatively impacted.

If we are unable to construct and operate commercial K-Fuel production plants profitably, our ability to generate revenue from this process will be impaired.

The commercial production of our K-Fuel product is relatively new and untested.  Our future success depends on our ability to successfully operate our existing commercial K-Fuel production plant at a profit, as well as to locate, develop and construct future commercial K-Fuel production plants at a profit.  A number of different variables, risks and uncertainties affect our successful construction of future K-Fuel production plants and our ability to operate such plants at a profit including:

•	the complex, lengthy and costly regulatory permit and approval process;

•	local opposition to development of projects, which can increase cost and delay timelines;

•	increases in construction costs such as contractors, workers and raw materials;

•	high transportation costs and availability of transportation;

•	the possible future price increase of low-Btu coal, which could make the production of K-Fuel unprofitable; and

•	expenditures related to researching and investigating future K-Fuel production sites, which we may not be able to recover.

If we are unable to successfully address these risks, our results from operations, financial condition and cash flows may be adversely affected.

Competition from other companies in the clean coal and alternative fuel technology industries could adversely affect our market share.

Competition in the clean coal, alternative fuel and emission-reducing equipment industries could impact our ability to generate revenue from our K-Fuel process.  Many of these companies in the clean coal, alternative fuel technology and emission-reducing equipment industries have financial resources greater than ours.  Due to these competitive advantages, our competition may be able to offer products more competitively priced and more widely available than ours.  These companies may also have the resources to create new technologies and products that could make our process and products obsolete.  KFx's future revenues may depend on our ability to address competition in these industries.

Deregulation in the United States power generating industry may result in increased competition, which could result in lower margins for our products.

We expect that deregulation in the United States power generating industry will result in utilities and other power generating facilities placing a high emphasis on reducing costs in their operations.  This situation may, in turn, result in increased competition from other producers of energy-efficient coal products, other clean fuel sources, and other products, services and technologies designed to provide environmental and operating cost benefits similar to those which we believe are available from our K-Fuel products.

Regulation of the K-Fuel process and K-Fuel products may adversely affect our financial condition, results of operations and cash flows.

Our products will be subject to federal, local, and foreign laws and regulations.  In addition, as products are introduced into the market commercially, governments may impose new regulations.  Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to the development or sale of our products, may increase our costs and the price of our products.  If the cost of compliance with applicable laws and regulations increases past that forecasted, our ability to profitably market and sell K-Fuel products may be jeopardized.

Compliance with environmental laws and regulations may increase our costs and reduce our revenues.

Our operations are subject to stringent and complex federal, state and local environmental laws and regulations.  Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.  Certain environmental statutes impose strict, joint and several liabilities for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released.  Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

As we have acquired and may continue to acquire businesses with active or inactive coal mining operations, such as Landrica Development Company and Buckeye Industrial Mining Co., we have become and will become increasingly affected by federal, state and local laws and regulations affecting the coal mining industry, including laws and regulations pertaining to employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability.  The costs, liabilities and requirements associated with these regulations can be costly and time-consuming, and could potentially affect our cash flow and profitability.

Future changes in the law may adversely affect our ability to sell our products and services.

A significant factor in expanding the potential U.S. market for K-Fuel is the numerous federal and state environmental regulations, which provide various air emission requirements for power generating facilities and industrial coal users.  We believe that the use of clean-burning fuel technologies, like K-Fuel, helps utility companies comply with the air emission regulations and limitations.  We are unable to predict future regulatory changes and their impact on the demand for our products.  While more stringent laws and regulations, including mercury emission standards, limits on sulfur dioxide emissions and nitrogen oxide emissions, may increase demand for our products, such regulations may result in reduced coal use and reliance on alternative fuel sources.  Similarly, amendments to the numerous federal and state environmental regulations that relax emission limitations would have a material adverse effect on our prospects.

Our inability to adequately protect and defend our proprietary process could harm our business, increase our costs and decrease the sales volume of our products and services.

Our success depends upon our proprietary process.  We rely on a combination of patent, trademark and trade secret rights to establish and protect our proprietary rights.  We currently have a series of patents and patent applications on our K-Fuel process.  However, competitors may successfully challenge the validity or scope of one or more of our patents, or any future patents.  These patents alone may not provide us with any significant competitive advantage.

Further, our current issued patent protection does not cover what we believe are certain unique aspects of our K-Fuel process, as it is currently conducted.  We have filed a patent application that includes claims covering these unique aspects of our technology, which is currently pending in the U.S. Patent and Trademark Office. Some of these claims have been allowed and we are currently fashioning arguments to overcome the rejection of some of the claims. However, there can be no assurance that we will be able to obtain patent protection in the United States or abroad to protect these or any other aspects of our intellectual property, or that, in the absence of any such patent protection, that the combination of additional methods that we currently employ to maintain the confidentiality of our processes will adequately safeguard our proprietary processes and information.  If our intellectual property is not adequately protected, this may have a material adverse impact on our financial condition, results of operations, cash flows and future prospects.

Third parties could copy or otherwise obtain and use our technology without authorization or develop similar technology independently.  The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our solutions, or design around any patents or other intellectual property rights we hold.

Any actions taken by us to enforce our patents or other property rights could result in significant expense as well as the diversion of management time and resources.  In addition, detecting infringement and misappropriation of patents or intellectual property can be difficult, and there can be no assurance that we would detect any infringement or misappropriation of our proprietary rights.  Even if we are able to detect infringement or misappropriation of our proprietary rights, litigation to enforce our rights could cause us to divert significant financial and human resources from our business operations, and may not ultimately be successful.  If we are required to divert significant resources and time to the enforcement of our proprietary rights, even if the enforcement is successful, our business could be materially adversely affected.

Our success will depend on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be sued for infringing or misappropriating the proprietary rights of others.  Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business.  In addition, litigation is time consuming and could divert management attention and resources away from our business.  If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages.  Under some circumstances, these damages could be triple the actual damages the patent holder incurs.  If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products or processes, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder.  Any required license might not be available to us on acceptable terms, or at all.  Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us.  If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business.

We rely on key personnel and if we are unable to retain or attract qualified personnel, we may not be able to execute our business plan.

Our success is currently dependent on the performance of a small group of senior managers and key technical personnel.  In addition, our business strategy will require us to attract and retain a substantially greater number of qualified personnel.  The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm our business or financial condition.

Any overseas development of our business is subject to international risks, which could adversely affect our ability to license, construct or operate profitable overseas plants.

We believe a portion of the growth opportunity for our business lies outside the United States.  Doing business in foreign countries may expose us to many risks that are not present in the U.S.  We lack significant experience dealing with such risks, including political, military, privatization, technology piracy, currency exchange and repatriation risks, and higher credit risks associated with customers.  In addition, it may be more difficult for us to enforce legal obligations in foreign countries, and we may be at a disadvantage in any legal proceeding within the local jurisdiction.  Local laws may also limit our ability to hold a majority interest in the projects that we develop.

Our acquisition activities may not be successful.

As part of our business strategy, we may make acquisitions of businesses and properties.  However, suitable acquisition candidates may not be available on terms and conditions we find acceptable.  Further, acquisitions pose substantial risks to our financial condition, results of operations and cash flows.  In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties.  Even if future acquisitions are completed, the following are some of the risks associated with acquisitions:

•	the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our stockholders; and

•	we may incur additional debt related to future acquisitions.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on the market's perception of our business and our ability to raise capital.

We have documented and tested our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act.  The Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments.  If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Further, this assessment maybe complicated by any acquisitions we may complete.  While we continue to dedicate resources and management time to ensuring that we have effective controls over financial reporting, failure to achieve and maintain an effective internal control environment could have a material adverse effect on the market's perception of our business and our ability to raise capital.

Risks Relating To Our Common Stock

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities.  The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.  In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  For example, since the beginning of the fourth quarter of 2004, our stock price has appreciated approximately 135%.  Our current market price and valuation may not be sustainable.  If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above its purchase price.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.  In addition, the stock markets in general can experience considerable price and volume fluctuations.

Provisions in our articles of incorporation, bylaws and Delaware law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

Provisions of our articles of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.   We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine.  Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition.

Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control.  These provisions include:

•	giving the board the exclusive right to fill all board vacancies;

•
providing that special meetings of stockholders may be called by the president, chairman of the board or by the board, and shall be called by the president, chairman or secretary after receipt of a written request signed by holders of at least 10% of the outstanding shares;

•	a classified board of directors; and

•	permitting removal of directors only for cause and with a majority vote of the stockholders.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions.  As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that investors are willing to pay in the future for shares of our common stock.

We are also subject to provisions of the Delaware General Corporation Law that prohibit business combinations with persons owning 15% or more of the voting shares of a corporation's outstanding stock for three years following the date that person became an interested stockholder, unless the combination is approved by the board of directors prior to the person owning 15% or more of the stock, after which the business combination would be subject to special stockholder approval requirements.  This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquirer from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.

A substantial number of shares we have issued in exempt transactions are, or are being made, available for sale on the open market, and the resale of these securities might adversely affect our stock price.

We have on file with the SEC effective registration statements for a substantial number of shares for resale.  The selling stockholders under our effective registration statements will be permitted to sell their registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume.

The sale of a substantial number of shares of our common stock under our registration statements, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business.  Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.  Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “KFX.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock:

	Common Stock Price
Quarter ended:	High	Low
2006
June 30, 2006 (through May 22, 2006)	$19.52	$13.37
March 31, 2006	22.16	16.50
2005
December 31, 2005	$17.50	$12.41
September 30, 2005	18.48	13.98
June 30, 2005	14.90	10.32
March 31, 2005	18.00	12.24
2004
December 31, 2004	$15.94	$6.91
September 30, 2004	9.61	6.24
June 30, 2004	11.05	7.04
March 31, 2004	10.58	7.36

On May 22, 2006, the closing sales price of our common stock was $14.39 per share.

On May 22, 2006, the approximate number of holders of record of our common stock was 212.

DIVIDEND POLICY

We have never paid cash dividends and do not anticipate paying dividends in the foreseeable future. We expect that we will retain all available earnings generated by our operations for the development and growth of our business. Any future determination as to payment of dividends will be made at the discretion of our board of directors and will depend on our operating results, financial condition, capital requirements, general business conditions and such other factors as the board of directors deems relevant.

SELLING STOCKHOLDERS

The following table sets forth information regarding each selling stockholder and the amount of our common stock that it may offer under this prospectus supplement. When we refer to the "selling stockholders" in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders' interest. The shares of our common stock offered by this prospectus supplement include 2,547,001 shares of common stock issuable upon the exercise of warrants and 555,426 shares of common stock.

The number of shares in the column “Number of Shares Being Offered by this Prospectus Supplement” represents all of the shares that the stockholder may offer under this prospectus supplement. We do not know how long the stockholder will hold the shares before selling them or how many shares it will sell. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

This table is prepared solely based on information supplied to us by the listed stockholder and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 81,006,741 shares of our common stock issued and outstanding on May 22, 2006.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered by this Prospectus	Shares Beneficially Owned After Offering (2)
Stockholder	Number	Percentage	Supplement	Number	Percentage

Arch Coal, Inc.	2,983,606 (3)	3.6%	2,983,606	0	*
Keller Group, Inc.	118,821 (4)	*	118,821	0	*
______________
* Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholder named in the table has sole voting and investment power with respect to shares set forth opposite its name.

(2)
This represents the number and percentage of common stock to be owned by such stockholder after completion of this offering and assuming that the stockholder will sell all shares of common stock offered by it under this prospectus supplement and further assumes that all warrants have been exercised.

(3)
Includes 2,547,001 shares that Arch Coal has the right to acquire within 60 days of May 22, 2006 pursuant to the exercise of warrants. C. Henry Besten, Jr. is the Senior Vice President, Strategic Development of Arch Coal and has the power to vote and/or dispose of the shares beneficially owned by Arch Coal.

(4)	John R. Keller is the President of the Keller Group and has the power to vote and/or dispose of the shares beneficially owned by the Keller Group.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus supplement will be offered and sold by the selling stockholders named in this prospectus supplement, by their donees, transferees, pledgees, or by their other successors in interest. The selling stockholders from time to time may offer and sell the shares in transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be effected in transactions on any national securities exchange or quotation service on which the shares may be listed or quoted; in the over-the-counter market; in transactions otherwise than on such exchanges or services or in the over-the-counter market.

The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions. The selling stockholder may not sell the shares through an underwritten offering without our prior consent.

From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns. If a selling stockholder defaults in the performance of the selling stockholder's secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling stockholders also may transfer and donate shares in other circumstances. Donees may also offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the donees are broker- dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder's shares or defaults in performing obligations secured by such stockholder's shares. The plan of distribution for the shares offered and sold under this prospectus supplement will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus supplement.

The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus supplement may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus supplement forms a part, or any omission or alleged omission in this prospectus supplement or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus supplement or the registration statement.

We have advised the selling stockholders of the requirement for delivery of this prospectus supplement in connection with any sale of the shares. Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders. All of the foregoing may affect the marketability of the common stock.

We have agreed to pay certain expenses in connection with this offering, including all registration and filing fees and expenses and all application and filing fees in connection with listing the shares on a national securities exchange or automated quotation system.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado.

EXPERTS

The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing..

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F. Street, N.E. Washington, D.C. 20549

On-line information, free of charge	SEC's Internet website at www.sec.gov

Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus supplement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.kfx.com, under "Investor Info—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

KFx Inc. 55 Madison Street, Suite 500 Denver, Colorado 80206 (303) 293-2992 Attn: Director of Investor Relations Internet Website: www.kfx.com

Information contained on our internet website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-14176). These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 7, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on April 27, 2006;

•	Our Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 11, 2006;

•	The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on July 11, 1994; and

•	Our Current Reports on Form 8-K filed with the SEC on January 31, 2006, February 1, 2006, February 3, 2006, February 27, 2006, March 10, 2006, and April 4, 2006.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus supplement is a part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS
KFx Inc.

Common Stock

We and/or certain selling stockholders may offer and sell shares of our common stock from time to time using this prospectus, in amounts, at prices and on terms that will be determined at the time of any such offering. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our common stock. This prospectus may not be used to consummate a sale of common stock unless accompanied by the applicable prospectus supplement.

We and/or certain selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling stockholder unless otherwise indicated in any applicable prospectus supplement. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the American Stock Exchange under the symbol "KFX."

Investing in our common stock involves a high degree of risk. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2006.

TABLE OF CONTENTS

Cautionary Statement about Forward-Looking Statements
About this Prospectus
Available Information
Incorporation of Certain Documents by Reference
About KFx Inc.
Use of Proceeds
Risk Factors
Description of Capital Stock
Legal Matters
Experts

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. If the description of the offering varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	general economic and industry conditions;

•	our history of losses, deficits and negative operating cash flows;

•	our substantial capital requirements and dependence on the sale of our equity securities to provide capital to fund our operations;

•	our limited operating history;

•	technical and operational problems at K-Fuel facilities;

•	uncertain market for our K-Fuel products;

•	industry competition;

•	environmental and government regulation;

•	protection and defense of our intellectual property rights;

•	reliance on, and the ability to attract, key personnel;

•	inability to implement our acquisition strategy; and

•	other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we and/or certain selling stockholders may, from time to time, offer and/or sell our common stock in one or more offerings or resales. Each time common stock is offered, we or the selling stockholders, as applicable, will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference."

References in this prospectus to "KFx," "we," "us," and "our" are to KFx Inc. and its subsidiaries. The term "you" refers to a prospective investor.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

On-line information, free of charge	SEC's Internet website at www.sec.gov

Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.kfx.com, under "Investor Info—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

KFx Inc. 55 Madison Street, Suite 500 Denver, Colorado 80206 (303) 293-2992 Attn: Director of Investor Relations Internet Website: www.kfx.com

Information contained on our internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 0-23634). These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 29, 2005;

•	The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on July 11, 1994; and

•
Our Current Reports on Form 8-K filed with the SEC on January 12, 2005, January 21, 2005, February 7, 2005, February 22, 2005, March 15, 2005, April 14, 2005, October 4, 2005, October 11, 2005, October 13, 2005, October 25, 2005, December 22, 2005 and January 31, 2006 and our Current Reports on Form 8-K/A filed with the SEC on February 22, 2005 and October 12, 2005.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

ABOUT KFX INC.

KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Throughout the United States and internationally, there are abundant reserves of high moisture, low-Btu coals with heat values of less than 9,000 Btus. However, many coal-fired, power generating facilities burn coal that is 11,000 Btus or greater. The K-Fuel process applies heat and pressure to coal with a high water percentage to reduce moisture from approximately 30% in the low-Btu coal to 8% to 12% in the K-Fuel. As a result, the heat value is boosted by 30% to 40%, resulting in its availability for economical use in power generating facilities. Further, the K-Fuel process removes a significant amount of impurities from the low-Btu coal allowing for the power generating industry to comply with increasingly stringent air emission standards and environmental regulations.

We have substantially completed the construction of our 750,000-ton per year K-Fuel plant and mine project in Wyoming's Powder River Basin, which is our first commercial plant implementing the K-Fuel process. In December 2005, we completed our first two production runs using feedstock coal with less than 8,000 Btus at the 750,000-ton plant. The initial production runs resulted in coal that is approximately 11,000 Btus, with a moisture content of between 8% and 12%, meeting our desired specifications for K-Fuel product. Further, the initial product showed a reduction in mercury of approximately 70% from the feedstock coal.

We are a party to royalty agreements and license fee agreements whereby KFx and Edward Koppelman, the inventor of the K-Fuel process, are entitled to receive royalty and license fee revenue from each KFx-owned plant and plants owned by third parties who are licensees of the K-Fuel process. For each commercial K-Fuel plant constructed, the plant owner is generally required to pay a royalty of 3% of the selling price per ton of K-Fuel produced and a license fee of $3 per ton of K-Fuel produced based on the annual design capacity of each plant. Mr. Koppelman is entitled to 25% of the royalties and license fees generated at each plant. KFx is entitled to the remaining 75% of royalties and license fees. The royalty to Mr. Koppelman will cease when the cumulative payments to him reach the sum of approximately $75.7 million. Mr. Koppelman passed away in October 1997 and all his rights as discussed above are held by his estate. In his will, Mr. Koppelman bequeathed 50% of his net royalty stream to Theodore Venners, our Chairman and Chief Technology Officer.

KFx Inc., formed in 1984, is a Delaware corporation and our principal executive offices are located at 55 Madison Street, Suite 500, Denver, Colorado 80206, and our telephone number is (303) 293-2992.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the common stock as set forth in the applicable prospectus supplement. We will not receive any proceeds from any sales by selling stockholders unless otherwise indicated in the applicable prospectus supplement.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. See "Cautionary Statement about Forward-Looking Statements."

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our certificate of incorporation and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, of which 70,505,453 shares were issued and outstanding as of January 30, 2006, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding.

Common Stock

When issued, the shares of common stock will be fully paid and nonassessable. The common stock is not entitled to any sinking fund, redemption or conversion provisions. The common stock is currently listed on the American Stock Exchange. The transfer agent and registrar for the common stock is Interwest Stock Transfer Agency.

Voting Rights

Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Dividends and Other Rights

Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds.

Rights Upon Liquidation

If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders.

Anti-Takeover Matters

Various provisions of the Delaware General Corporate Law and our certificate of incorporation and bylaws may make more difficult the acquisition of control of KFx.

Charter and Bylaw Provisions

We currently have the following provisions in our certificate of incorporation and bylaws that could be considered to be "anti-takeover" provisions:

•
Article 6 in our certificate of incorporation and Section 3 of our bylaws provide for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

•
Article 6 in our certificate of incorporation and Section 4 of our bylaws provide that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors;

•	Article 3 in our certificate of incorporation authorizes the board to issue up to 20,000,000 shares of preferred stock without stockholder approval; and

•	Section 2 of our bylaws provides that the number of directors may be reduced or increased by action of a majority of the board, but no decrease may shorten the term of an incumbent director.

Business Combinations under Delaware Law

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

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on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

Our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, $0.001 par value, in one or more series and has the authority to fix the voting, conversion, dividend, redemption, liquidation and other rights, preferences, privileges and qualifications of the preferred stock, all without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders. No shares of preferred stock are currently outstanding. When issued, shares of preferred stock will be fully paid and nonassessable.

Although we have no present intention to issue shares of preferred stock, the issuance of shares of the preferred stock could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

LEGAL MATTERS

In connection with particular offerings of shares of common stock in the future, and if stated in the applicable prospectus supplement, the validity of the shares of common stock may be passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of KFx Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference in this prospectus and registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, and have been so incorporated in reliance upon those reports of such firm given upon their authority as experts in accounting and auditing.

3,102,427 Shares

KFx Inc.

Common Stock

PROSPECTUS SUPPLEMENT

May 26, 2006